For Immediate Release                               Media Contact: Nancy Moses (202) 872-2680
April 24, 2001                                 Investor Relations: Ernie Bourscheid (202) 872-2797

Pepco Reports First-Quarter 2001 Earnings and Declares Dividends

          Potomac Electric Power Company (NYSE: POM) today reported consolidated earnings for the first quarter ended March 31, 2001, of $63.7 million, or 58 cents per share on operating revenues of $611 million, compared with $8.3 million, or 7 cents per share on revenues of $525.1 million, for the same period in 2000. This year's first-quarter results included a one-time, after-tax gain of $22.4 million, or 20 cents per share, primarily as a result of the close on the previously reported sale of the Company's share in a Pennsylvania generating plant.

          This year's first-quarter earnings also included the favorable effect of 13 cents per share from the low-cost energy buyback contract with Mirant Corp., compared with Pepco's own production costs in 2000. Additionally, earnings included 11 cents primarily related to interest income from the investment of proceeds from the $2.74 billion sale of Pepco's generating assets in December 2000. The positive effect of debt reduction and stock buyback programs as well as increases in revenues from higher kilowatt-hour sales also contributed to the increase in first-quarter earnings.

          Contributions to consolidated earnings per share from the operations of Pepco's non-regulated competitive subsidiary, Pepco Holdings, Inc. (PHI), were 1 cent for the first-quarter 2001 compared with 5 cents for the same period in 2000. The year-ago period included a one-time gain of 12 cents per share from the sale of the subsidiary's 50-percent interest in the Cove Point, Md., natural gas storage facility. Pepco Energy Services, Inc., the Company's unregulated energy services subsidiary, achieved earnings of 2 cents per share on revenues of $135.2 million, reflecting continued significant growth in the energy services business.

          "This has been a strong quarter for Pepco," said Andrew W. Williams, Senior Vice President and Chief Financial Officer. "When we sold the bulk of our generating assets, we also signed a favorable energy buyback contract to supply electricity to our customers who do not choose a competitive supplier. As a result, Pepco's earnings for the first time reflect the margin we are realizing on this contract. The contract has created a leveling of Pepco's traditional pattern of quarterly earnings. While the summer will continue to be important, we will no longer see the vast majority of our earnings in the third quarter, but more evenly spread throughout the year."

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Dividends

          Pepco's board of directors declared a quarterly dividend on common stock of 25 cents per share payable June 29, 2001, to shareholders of record on June 11, 2001. Dividends on preferred stock were declared payable June 1, 2001, to shareholders of record on May 7, 2001.

          Pepco announced in February 2001, a reduction in its annual dividend to $1 per share of common stock from $1.66 per share, effective with the June 2001 dividend. The action was taken to make Pepco's dividend payout ratio comparable to other energy delivery companies and to provide for investment in the growth of the company. Pepco's annual dividend rate on its common stock is determined by its board of directors on a quarterly basis.

Conference Call on Pepco's Financial Results

          Pepco will host a conference call to discuss first-quarter results on Wednesday, April 25, at 9 a.m. EDT. The conference call will be available to the general public at 212-896-6088 and broadcast live on the company's Web site at www.pepco.com. An audio archive of the call will be available on the Web site following the call and can be accessed for replay by dialing 800-633-8284; passcode is 18624232.

          About Pepco: Pepco is an investor-owned utility that delivers electricity in Washington, D.C., and the Maryland suburbs to more than 700,000 customers. Through its family of subsidiaries, Pepco also operates in the mid-Atlantic region in the competitive arenas of diversified energy products and services and telecommunications.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the Company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of Pepco.

Detailed Summary of Earnings Per Share, Quarterly Results and Charts Follow

Detailed Earnings Analysis

Earnings per Share Detail

	Three Months Ended March 31,
	2001	2000
Basic Earnings Per Share
Recurring Utility Operations	$ .37	$ .02
Gain on Divestiture of Generation Assets	.20	-
Total Utility Operations	.57	.02
PHI Operations
PCI Operations	(.01)	.07
Pepco Energy Services Operations	.02	(.02)
Total PHI Operations	.01	.05
Pepco Consolidated Earnings	$ .58	$ .07
Basic Average Common Shares Outstanding	110,500,000	118,515,000

Diluted Earnings Per Share
Pepco Consolidated Earnings	$ .57	$ .07
Diluted Average Common Shares Outstanding	111,631,000	118,515,000

Consolidated Quarterly Results

          Pepco today reported consolidated earnings for the quarter ended March 31, 2001, of 38 cents per share, excluding the non-recurring impact of 20 cents per share during the quarter from the gain on the divestiture of its 9.72-percent interest in the Conemaugh Generating Station (discussed below). The consolidated 38 cents per share is comprised of 37 cents from Utility operations (excluding the 20 cents from the divestiture) and a 1-cent per share contribution from the operations of the Utility's wholly owned, competitive subsidiary, PHI. For the corresponding quarter in 2000, Pepco earned 7 cents per share, which is comprised of a contribution of 2 cents per share from Utility operations and 5 cents per share from PHI operations.

          The divestiture of Conemaugh resulted in a contribution of 20 cents to Utility earnings per share for the quarter ended March 31, 2001. Conemaugh is located near Johnstown, Pa., and consists of two generating units totaling approximately 1,700 megawatts of capacity. The Conemaugh sale closed on Jan. 8, 2001, and resulted in the recognition of a pre-tax gain of approximately $50.2 million ($22.4million after tax) during the first quarter of 2001.

Utility Results of Operations

          There was a 35 cents per share increase in earnings per share from recurring Utility operations for the quarter ended March 31, 2001, compared to the corresponding quarter in 2000 (37 cents per share, excluding the 20 cents from the divestiture, versus 2 cents per share). This 35-cent increase in the first quarter earnings reflects a substantial leveling of the Company's quarterly earnings pattern. The results include:

  an increase of about 13 cents per share attributable to the margin achieved on energy sales to Pepco customers who did not choose another supplier, compared to the costs that would have been incurred if the Company still operated its generating stations, which were divested to Mirant Corp. on December 19, 2000;
  an increase of about 11 cents per share resulting primarily from interest earned on the proceeds received from the divestiture of the Company's generating assets;
  an increase of about 6 cents per share from reduced capital costs as a result of the stock buyback program and the retirement of about $525 million in long-term debt using proceeds from the divestiture of Pepco's generating assets; and
  an increase of about 5 cents per share due to an increase in kilowatt-hour sales and lower operating costs.

          While the summer will continue to be important for Company earnings, the quarterly earnings pattern will be more evenly spread throughout the year than historically.

PHI Results of Operations

          There was a 4-cent per share decrease in the contribution to earnings per share from PHI for the quarter ended March 31, 2001, compared to the corresponding quarter in 2000 (1 cent per share versus 5 cents per share). PHI's contribution results from the operations of its wholly owned competitive subsidiaries, Potomac Capital Investment Corp. (PCI) and Pepco Energy Services. This 4-cent decrease is comprised of an 8-cent decrease in earnings per share from PCI from the corresponding period last year (1-cent loss versus 7-cent contribution per share) and a 4-cent increase in earnings per share from Pepco Energy Services (2-cent contribution per share versus 2-cent loss per share).

PCI

          An 8-cent decrease in PCI's contribution to earnings per share for the 2001 quarter resulted mainly from the fact that in January 2000, PCI sold its 50-percent interest in the FERC-regulated Cove Point, Md., liquefied natural gas storage facility and pipeline. This sale resulted in a contribution of 12 cents per share during the quarter ended March 31, 2000. The favorable impact of the Cove Point sale was partially offset by a 4-cent reduction to earnings per share related to the sale of four aircraft during the first quarter of 2000.

Pepco Energy Services

          The 4-cent increase in Pepco Energy Services' contribution to Pepco's earnings per share for the first quarter 2001 resulted primarily from continued revenue growth and reduced start-up costs. In addition, in December 2000, Pepco transferred Benning and Buzzard Point Generating Stations to Pepco Energy Services. Favorable operations at these facilities also contributed to the subsidiary's per-share earnings.

About Pepco

Pepco's business lines consist of:

  regulated electric utility transmission and distribution services in the Washington, D.C., area;
  telecommunications services including local and long distance telephone, high-speed Internet and cable television; and
  energy products and services in competitive retail markets.

          Pepco's competitive telecommunications and energy businesses are provided through its wholly owned competitive subsidiary PHI, which was formed in 1999 as the parent company for its two wholly owned subsidiaries, PCI and Pepco Energy Services. Additionally, the Company has a wholly owned, Delaware statutory business trust (Potomac Electric Power Company Trust I) and a Delaware Investment Holding Company (Edison Capital Reserves Corporation), which is wholly owned.

Significant First Quarter 2001 Events

Acquisition of Conectiv

          On Feb. 12, 2001, Pepco and Conectiv announced that each company's board of directors approved an agreement for a strategic transaction whereby Pepco will effectively acquire Conectiv for a combination of cash and stock valued at approximately $2.2 billion. Both companies will become subsidiaries of a new holding company to be named at a later date. The combination will be accounted for as a purchase that the Company expects to complete in the next 12 months. Completion of the acquisition is subject to customary closing conditions, including stockholder approval by both companies, receipt of all regulatory approvals, and making all necessary governmental filings.

Common Stock

          On Feb. 12, 2001, Pepco announced its plan to repurchase up to $450 million of its common stock in the open market or in privately negotiated transactions over the next 12 months. The actual amount of stock to be repurchased will be determined by management depending on market conditions. As of March 31, 2001, Pepco had acquired 1,852,800 shares in connection with this repurchase plan at a cost of approximately $41.5 million. By Dec. 31, 2000, Pepco had 7,792,907 shares held in treasury at a cost of approximately $200 million in connection with a previous stock repurchase plan.

For additional information, refer to the Company's Form 10-Q for the quarter ended March 31, 2001, that is expected to be filed with the Securities and Exchange Commission on May 2, 2001.

CHART FOLLOWS
Selected Consolidated Financial Information
	Three Months Ended March 31, 2001

	Utility	PCI	Pepco Energy Services	Pepco Consolidated
	(Millions of Dollars)
Operating Revenue	$446.9(A)	$28.9	$135.2	$611.0(A)
Operating Expenses	327.2	20.5	130.5	478.2
Operating Income	119.7	8.4	4.7	132.8
Other (Expense) Income, net	(6.1)	(13.0)	.1	(19.0)(B)
Distributions on Preferred Securities of Subsidiary Trust	2.3	-	-	2.3
Income Tax Expense (Benefit)	47.5	(3.1)	2.2	46.6
Net Income (Loss)	63.8	(1.5)	2.6	64.9
Dividends on Preferred Stock	1.2	-	-	1.2
Earnings (Loss) Available for Common Stock	$ 62.6(C)	$ (1.5)	$ 2.6	$ 63.7(C)
	Three Months Ended March 31, 2000
	Utility	PCI	Pepco Energy Services	Pepco Consolidated
	(Millions of Dollars)
Operating Revenue	$440.1	$41.3(A)	$43.7	$525.1(A)
Operating Expenses	396.8	13.2	47.0	457.0
Operating Income (Loss)	43.3	28.1	(3.3)	68.1
Other Expense, net	(35.8)	(15.3)	(.4)	(51.5)(B)
Distributions on Preferred Securities of Subsidiary Trust	2.3	-	-	2.3
Income Tax Expense (Benefit)	1.9	4.0	(1.3)	4.6
Net Income (Loss)	3.3	8.8	(2.4)	9.7
Dividends on Preferred Stock	1.4	-	-	1.4
Earnings (Loss) Available for Common Stock	$ 1.9	$ 8.8(C)	$ (2.4)	$ 8.3(C)
  Includes pre-tax gains of $50.2 million and $19.7 million from the divestiture of Conemaugh in 2001and the sale of Cove Point by PCI in 2000, respectively.
  Includes the "Loss from Equity Investments, principally Telecommunication Entities" of $6.3 million and $3.9 million (recorded by PCI and Pepco Energy Services) at March 31, 2001and 2000 respectively.
  Includes after-tax gains of $22.4 million and $11.8 million from the divestiture of Conemaugh in 2001 and the sale of Cove Point by PCI in 2000, respectively. Also, see (A) above.

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